Exhibit 99.1

FIRST CENTURY BANCORP, INC. AND SUBSIDIARY

GAINESVILLE, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2008 AND 2007 AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FIRST CENTURY BANCORP, INC. AND SUBSIDIARY

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHARLES A. FLETCHER, CPA
JERRY A. WOLFE, CPA	MARJORIE HUCKABEE CARTER, CPA
W. E. BARFIELD, JR., CPA	BRYAN A. ISGETT, CPA
HOWARD S. HOLLEMAN, CPA	DAVID PASCHAL MUSE, JR., CPA
F. GAY McMICHAEL, CPA	KATHY W. FLETCHER, CPA

March 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

First Century Bancorp.

We have audited the accompanying consolidated balance sheets of First Century Bancorp. and Subsidiary as of December 31, 2008, and 2007 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bancorp. and Subsidiary as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of First Century Bancorp’s internal control over financial reporting as of December 31, 2008 included in the Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ McNair, McLemore, Middlebrooks & Co., LLP
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2008	2007

Cash and Cash Equivalents
Cash and Due from Banks	$1,525,027	$2,111,446
Federal Funds Sold	700,000	6,238,000

	2,225,027	8,349,446

Investment Securities
Available for Sale, at Fair Value	11,100,067	8,404,238
Held to Maturity, at Cost (Fair Value of $7,129,889 and $0 as of December 31, 2008 and 2007, Respectively	7,178,040	—

	18,278,107	8,404,238

Other Investments	427,170	402,770

Loans Held for Sale	1,863,750	—

Loans	37,943,602	19,305,101
Allowance for Loan Losses	(838,234)	(275,920)
Net deferred loan costs	157,468	—

	37,262,836	19,029,181

Premises and Equipment	2,425,568	2,122,763

Other Real Estate	—	98,343

Other Assets	396,053	244,721

Total Assets	$62,878,510	$38,651,462

The accompanying notes are an integral part of these consolidated balance sheets.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2008	2007

Deposits
Noninterest-Bearing	$3,036,337	$1,566,488
Interest-Bearing	54,084,517	29,439,470

	57,120,854	31,005,958

Borrowings	2,000,000	4,000,000

Other Liabilities	593,755	151,816

Stockholders’ Equity
Preferred Stock, No Par Value; 10,000,000 Shares Authorized; 75,000 and 75,000 Shares Issued and Outstanding in 2008 and 2007, Respectively	750,000	750,000
Common Stock, No Par Value; 50,000,000 Shares Authorized; 3,979,127 and 1,732,458 Shares Issued and Outstanding in 2008 and 2007, Respectively	13,572,151	10,311,206
Accumulated Deficit	(11,075,145)	(7,559,873)
Accumulated Other Comprehensive Loss	(83,105)	(7,645)

	3,163,901	3,493,688

Total Liabilities and Stockholders’ Equity	$62,878,510	$38,651,462

The accompanying notes are an integral part of these consolidated balance sheets.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2008	2007
Interest Income
Loans, Including Fees	$1,722,303	$1,634,711
Investments	562,050	416,533
Federal Funds Sold	99,156	143,398
Interest Bearing Deposits	39,167	22,636

	2,422,676	2,217,278

Interest Expense
Deposits	1,482,529	1,301,153
Borrowings	103,092	143,024
Federal Funds Purchased	328	9,139

	1,585,949	1,453,316

Net Interest Income	836,726	763,962

Provision for Loan Losses	639,760	115,199

Net Interest Income After Provision for Loan Losses	196,966	648,763

Noninterest Income
Service Charges on Deposits	55,312	21,664
Mortgage Origination and Processing Fees	543,679	—
Securities Gains	3,507	—
Other	6,569	38,501

	609,067	60,165

Noninterest Expenses
Salaries and Employee Benefits	2,006,318	1,161,072
Occupancy and Equipment	485,775	356,737
Professional Fees	274,953	195,745
Other	1,554,259	741,400

	4,321,305	2,454,954

Loss Before Income Taxes	(3,515,272)	(1,746,026)

Income Taxes	—	—

Net Loss	$(3,515,272)	$(1,746,026)

Basic Loss Per Share	$(1.47)	$(1.16)

Weighted Average Shares Outstanding	2,391,229	1,503,383

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

DECEMBER 31

	2008	2007

Net Loss	$(3,515,272)	$(1,746,027)

Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities Arising During the Year	(71,953)	125,504
Reclassification Adjustment	(3,507)	—

Net Change in Unrealized Gains (Losses) on Securities	(75,460)	125,504

Comprehensive Loss	$(3,590,732)	$(1,620,523)

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

						Accumulated
	Preferred Stock		Common Stock		Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Income (Loss)	Total

Balance, December 31, 2006	35,000	$350,000	993,560	$8,450,049	$(5,813,847)	$(133,149)	$2,853,053

Issuance of Common Stock	—	—	738,898	2,002,002	—	—	2,002,002
Issuance of Preferred Stock	75,000	750,000	—	—	—	—	750,000
Redemption of Preferred Stock	(35,000)	(350,000)	—	—	—	—	(350,000)
Common Stock Issuance Costs	—	—		(169,045)	—	—	(169,045)
Stock Compensation Costs	—	—	—	28,200	—	—	28,200
Net Change in Unrealized Gain on Securities Available for Sale	—	—	—	—	—	125,504	125,504
Net Loss	—	—	—	—	(1,746,026)	—	(1,746,026)

Balance, December 31, 2007	75,000	750,000	1,732,458	10,311,206	(7,559,873)	(7,645)	3,493,688

Issuance of Common Stock	—	—	2,246,669	3,370,006	—	—	3,370,006
Issuance of Preferred Stock	—	—	—	—	—	—	—
							—
Redemption of Preferred Stock	—	—	—	—	—	—	—
Common Stock Issuance Costs	—	—	—	(140,333)	—	—	(140,333)
Stock Compensation Costs	—	—	—	31,272	—	—	31,272
Net Change in Unrealized Gain on Securities Available for Sale	—	—	—	—	—	(75,460)	(75,460)
Net Loss	—	—	—	—	(3,515,272)	—	(3,515,272)

Balance, December 31, 2008	75,000	$750,000	3,979,127	$13,572,151	$(11,075,145)	$(83,105)	$3,163,901

The accompanying notes are an integral part of these consolidated statements

FIRST CENTURY BANCORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2008	2007
Cash Flows from Operating Activities
Net Loss	$(3,515,272)	$(1,746,026)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Provision for Loan Losses	639,760	115,199
Depreciation, Amortization and Accretion	147,225	164,783
Loss on Sale of Other Assets	20,897	23,514
Loss on Sale of Other Real Estate	24,832	25,725
Gain on Sale of Investment Securities	(3,507)	—
Stock Compensation Expense	31,272	28,200
Change In
Other Assets	(172,229)	37,244
Other Liabilities	441,938	(17,178)

	(2,385,084)	(1,368,539)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(8,287,843)	(971,061)
Proceeds from Sales, Maturities, Calls and Paydowns of Investment Securities Available for Sale	5,538,398	1,765,706
Purchases of Investment Securities Held to Maturity	(7,166,192)	—
Proceeds from Maturities, Calls and Paydowns of Investment Securities Held to Maturity	12,869	—
Purchases of Other Investments	(311,850)	(119,150)
Proceeds from the Sale of Other Investments	287,450	37,700
Net Change in Loans	(18,958,672)	609,136
Net Change in Loans Held for Sale	(1,863,750)	—
Proceeds from the Sale of Other Real Estate	158,768	137,006
Purchases of Premises and Equipment	(493,082)	(95,637)

	(31,083,904)	1,363,700

Cash Flows from Financing Activities
Net Change in Deposits	26,114,896	2,783,852
Payment of Stock Issuance Costs	(140,333)	(169,045)
Proceeds from Borrowings	—	2,000,000
Repayments of Borrowings	(2,000,000)	—
Redemption of Preferred Stock	—	(350,000)
Proceeds from Issuance of Preferred Stock	—	750,000
Proceeds from the Issuance of Common Stock	3,370,006	2,002,002

	27,344,569	7,016,809

Net Increase (Decrease) in Cash and Cash Equivalents	(6,124,419)	7,011,970

Cash and Cash Equivalents, Beginning	8,349,446	1,337,476

Cash and Cash Equivalents, Ending	$2,225,027	$8,349,446

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of First Century Bancorp. (the Company) and its wholly-owned subsidiary, First Century Bank, National Association (the Bank). On September 20, 2007, the Company changed its name from NBOG Bancorporation, Inc. to First Century Bancorp. The Bank’s name was also changed from The National Bank of Gainesville to First Century Bank, National Association.  All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located in key locations in the northern Georgia market, with its main branch office located in Gainesville, Georgia.  In 2008, the Bank opened an Oakwood loan and deposit production (LP/DP) office in south Hall County, Georgia, and an Athens LP/DP office in Athens-Clarke County, Georgia. Lending and investing activities are funded primarily by deposits gathered through its banking offices.  The Bank commenced operations on March 25, 2002.

Use of Estimates

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management’s opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk.  In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  No assurance can be given that the current economic conditions will continue.  Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank’s results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income.  Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Bank may have cash and cash equivalents at financial institutions in excess of insured limits.  The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(1)  Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity.  Trading securities are purchased and held for sale in the near term.  Securities held to maturity are those which the Bank has the ability and intent to hold until maturity.  All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders’ equity.  Gains and losses from sales of securities available for sale are computed using the specific identification method.  Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Other Investments

Other investments include equity securities with no readily determinable fair value.  These investments are carried at cost. Dividends are recorded when earned.

Loans Held For Sale

Loans held for sale are reported at the lower of cost or market value in the aggregate.  Net unrealized losses, if any, are recognized in a valuation allowance through charges to earnings.  Gains and losses on the sale of loans held for sale are determined using the specific identification method.  The cost of loans held for sale approximated fair value at December 31, 2008.

(1)  Summary of Significant Accounting Policies (Continued)

Loans

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees.  Interest income on loans is recognized using the effective interest method.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection.  Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal.  Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components.  The specific component relates to specific individual loans that are classified as impaired.  Specific allowances on impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

(1)  Summary of Significant Accounting Policies (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit.  Such financial instruments are recorded when they are funded.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.  Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method.  Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated.  Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.  When premises and equipment are retired or sold, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is reflected in other income or expense.

Other Real Estate

Other real estate owned represents property acquired through foreclosure.  Properties are carried at the lower of cost or current appraisal values.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses.  Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

The Company expenses the costs of advertising in the periods in which those costs are incurred.

(1)  Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company accounts for income taxes under the liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required.  A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

(1)  Summary of Significant Accounting Policies (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income.  SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Net Loss Per Share

Net loss per common share is based on the weighted average number of common shares outstanding during the period.  The effects of potential common shares outstanding are included in diluted earnings (loss) per share.  No common stock equivalents were considered in 2008 or 2007 as the effects of such would be antidilutive to the loss per share calculation.

Stock Compensation Plans

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R) on January 1, 2006 using the modified prospective transition method.  Under the modified prospective transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R.  FAS 123R requires public companies to recognize compensation expense related to stock-based compensation awards in their statements of operations over the period during which an employee is required to provide service in exchange for the award.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold.  Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary Cash Flow Information:	2008	2007

Cash Paid During the Year for Interest	$1,493,325	$1,448,076

Noncash Investing and Financing Activities:

Transfer of Loans to Other Real Estate	$98,000	$164,574

Change in Unrealized Loss on Securities Available for Sale	$75,460	$125,504

(1)  Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company adopted Statement No. 157 effective January 1, 2008 which had no effect on the consolidated balance sheets or consolidated statements of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008, the effective date of the standard.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (FAS 141R). The statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engages in will be recorded and disclosed following existing generally accepted accounting principles until January 1, 2009. The Company expects SFAS No. 141R would have an impact on its consolidated financial statements when effective if it acquires another company, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements,” which provides guidance for accounting and reporting of non-controlling (minority) interests in consolidated financial statements. The statement is effective for fiscal years and interim periods within fiscal years beginning on or after December 15, 2008.  The Company does not hold minority interests in subsidiaries, therefore it is expected that SFAS No. 160 will have no impact on its financial condition or results of operations.

(2)  Investment Securities

Investment securities as of December 31, 2008 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies	$2,381,588	$57,950	$—	$2,439,538
Mortgage Backed Securities	7,927,904	27,436	(29,611)	7,925,729
Equity Securities	873,680	1,100	(139,980)	734,800

	$11,183,172	$86,486	$(169,591)	$11,100,067

Securities Held to Maturity
Mortgage Backed Securities	$7,178,040	$—	$(48,151)	$7,129,889

Investment securities as of December 31, 2007 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies	$4,898,448	$12,744	$(2,942)	$4,908,250
Mortgage Backed Securities	3,513,435	4,086	(21,533)	3,495,988

	$8,411,883	$16,830	$(24,475)	$8,404,238

(2)  Investment Securities (Continued)

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
2008
Securities Available for Sale
Mortgage Backed Securities	$1,690,457	$(21,160)	$200,222	$(8,451)	$1,890,679	$(29,611)
Equity Securities	483,700	(139,980)	—	—	483,700	(139,980)

	$2,174,157	$(161,140)	$200,222	$(8,451)	$2,374,379	$(169,591)

Securities Held to Maturity
Mortgage Backed Securities	$7,129,889	$(48,151)	$—	$—	$7,129,889	$(48,151)

2007
Securities Available for Sale
U.S. Government Agencies	$—	$—	$1,996,750	$(2,942)	$1,996,750	$(2,942)
Mortgage Backed Securities	435,579	(4,575)	1,521,421	(16,958)	1,957,000	(21,533)

	$435,579	$(4,575)	$3,518,171	$(19,900)	$3,953,750	$(24,475)

Management evaluates securities for other than temporary impairment quarterly, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for anticipated recovery in fair value.  At December 31, 2008, 9 of the 25 securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, and 2 of the 3 equity and other securities contained unrealized losses. Because the declines in market value of investments are attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not consider these investments to be other than temporarily impaired at December 31, 2008.

(2)  Investment Securities (Continued)

The amortized cost and estimated fair value of investments in securities at December 31, 2008, by contractual maturity, are shown in the following table.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  Because mortgage-backed securities have both known principal repayment terms as well as unknown principal repayments due to potential borrower pre-payments, it is difficult to accurately predict the final maturity of these investments.  Mortgage-backed securities are shown separately.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Within 1 Year	$500,000	$501,470	$—	$—
1 to 5 Years	1,273,680	1,137,688	—	—
5 to 10 Years	981,588	1,035,180	—
Over 10 Years	500,000	500,000	—	—
Mortgage Backed Securities	7,927,904	7,925,729	7,178,040	7,129,889

	$11,183,172	$11,100,067	$7,178,040	$7,129,889

Proceeds from called investments available for sale were $3,896,493 in 2008 and $0 in 2007.  Gross realized gains totaled $3,507 in 2008 and $0 in 2007.

At December 31, 2008 and 2007, there were no securities required to be pledged to secure public deposits.

(3)  Loans

The composition of loans as of December 31 are:

	2008	2007

Commercial, Financial and Agricultural	$4,495,355	$3,339,020
Real Estate-Mortgage	26,411,116	13,865,088
Real Estate-Construction	5,236,464	508,577
Consumer	1,800,667	1,592,416

	$37,943,602	$19,305,101

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County and Clarke County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

	2008	2007

Balance, Beginning	$275,920	$445,629
Provision Charged to Operating Expenses	639,760	115,199
Loans Charged Off	(127,311)	(335,175)
Loan Recoveries	49,865	50,267

Balance, Ending	$838,234	$275,920

At December 31, 2008 and 2007, the total loans past due 90 days or more and still accruing interest approximated $662,000 and $0, respectively.  At December 31, 2008 and 2007, the total recorded investment in loans on nonaccrual status approximated $957,000 and $851,000, respectively.  Interest income that would have been recognized on nonaccrual loans approximated $53,800 and $34,200 in 2008 and 2007, respectively.  Impaired loans approximated $1,631,000 and $1,140,000 as of December 31, 2008 and 2007, respectively.  The allowance for loan loss included a specific allowance of $488,631 and $102,960 for impaired loans as of December 31, 2008 and 2007, respectively.  Impaired loans with no specific allowance included in the allowance for loan losses approximated $598,000 and $650,000 as of December 31, 2008 and 2007, respectively.  The average investment in impaired loans during 2008 and 2007 approximated $940,000 and $490,000, respectively.  Interest income recognized on impaired loans approximated $15,900 and $97,000 in 2008 and 2007, respectively.  The cash basis interest income recognized on impaired loans was $0 and $90,000 as of December 31, 2008 and 2007, respectively.  No additional funds are committed to be advanced in connection with impaired loans.

(5)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2008	2007

Land and Land Improvements	$409,442	$409,442
Building	1,693,776	1,693,776
Leasehold Improvements	18,820	—
Furniture and Equipment	1,212,604	752,728
Bank Vehicles	88,904	1,175

	3,423,546	2,857,120

Accumulated Depreciation	(997,978)	(734,358)

	$2,425,568	$2,122,763

Depreciation charged to operations totaled $190,280 and $154,199 for 2008 and 2007, respectively.

Certain bank facilities are leased under various short-term operating leases.  Lease expense was $82,532 and $22,140 for the years ended December 31, 2008 and 2007, respectively.

(6)  Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $4,323 and $2,350 as of December 31, 2008 and 2007, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2008	2007

Interest-Bearing Demand	$1,081,609	$1,296,161
Savings	5,644,624	1,185,383
Time, $100,000 and Over	11,414,255	2,866,927
Other Time	35,944,028	24,090,998

	$54,084,517	$29,439,469

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $10,875,000 and $2,644,000 as of December 31, 2008 and 2007, respectively.

(6)  Deposits (Continued)

As of December 31, 2008, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2009	$40,749,235
2010	6,438,389
2011	—
2012	170,660

$47,358,284

Brokered deposits are third-party deposits placed by or through the assistance of a deposit broker.  As of December 31, 2008 and 2007, the Bank had $18,446,000 and $0, respectively, in brokered deposits.

(7)  Income Taxes

The components of the income tax expense for the years ended December 31 are as follows:

	2008	2007

Deferred Expense	$1,194,044	$594,774
Change in Valuation Allowance	(1,194,044)	(594,774)

	$—	$—

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the years ended December 31, 2008 and 2007 relates primarily to the change in the valuation allowance.

The following summarizes the components of deferred taxes at December 31:

	2008	2007
Deferred Income Tax Assets
Allowance for Loan Losses	$44,876	$—
Operating Loss Carryforwards	3,889,749	2,741,251
Other	22,601	13,594

	3,957,226	2,754,845
Deferred Tax Liabilities
Premises and Equipment	12,079	1,090

	3,945,147	2,753,755
Less Valuation Allowance	(3,945,147)	(2,753,755)

Net Deferred Tax Asset	$—	$—

(7)  Income Taxes (Continued)

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2008, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $11,440,000 and $11,916,000, respectively, which will expire beginning in 2022 if not previously utilized. The utilization of the net operating loss carryforward has been limited as to its use pursuant to the Internal Revenue Code Section 382 due to the recent change in ownership of the Company.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertain Tax Positions.  The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2005.

(8)  Borrowings

The Bank has a line of credit totaling $9,783,000, representing 20% of the Bank’s total assets at September 30, 2008.  At December 31, 2008, the Bank has one advance from the Federal Home Loan Bank of Atlanta (FHLB) in the amount of $2,000,000.  The advance bears interest at a fixed interest rate of 2.497 percent and matures on May 1, 2013.  The Bank has pledged as collateral investment securities with a carrying amount of $10,135,777, and eligible residential and commercial real estate loans with a carrying amount of $8,271,517 at December 31, 2008.

At December 31, 2007, the Bank had two advances from the FHLB in the amount of $4,000,000.  The advances matured during 2008.  The Bank had pledged as collateral investment securities available for sale with a carrying amount of $7,009,675 at December 31, 2007.

The Bank has lines of credit available with correspondent banks which represent available credit for overnight borrowing from financial institutions.  As of December 31, 2008 and 2007, these secured lines of credit totaled $1,000,000 and $2,000,000, respectively, of which no balances were outstanding.  The Bank has pledged investment securities with a carrying amount of $1,428,000 as collateral for the one line available at December 31, 2008.

In December 2008, the Bank was approved to borrow from the Federal Reserve Bank discount window program.  As of December 31, 2008 the Bank’s primary borrowing capacity was $5,442,000, based on pledged investment securities with a carrying amount of $5,815,000.

(9)  Contingencies, Commitments and Going Concern

Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets.  The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2008	2007
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$3,093,000	$2,442,000
Standby Letters of Credit	261,000	294,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation.  Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(9)  Contingencies, Commitments and Going Concern

Going Concern

As shown in the accompanying consolidated financial statements, the Company has incurred net losses of $3,515,272 and $1,746,026 from operations for the years ended December 31, 2008 and 2007, respectively, and has an accumulated deficit of $11,075,145 as of December 31, 2008.  These conditions create an uncertainty about the Company’s ability to continue as a going concern.  Management of the company has developed a capital plan to maintain minimum capital levels equal to or above those determined by regulatory authorities through the issuance of additional stock.  During 2008, the Company initiated a private placement offering and received gross proceeds of $3,370,006 through the sale of common stock.  The private placement offering has been extended through April 2009 with gross proceeds of $790,000 received during 2009.  The ability of the Company to continue as a going concern is dependant on the success of the capital plan.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

(10) Stockholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares.  Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

During 2006, First Century Bancorp (First Century) issued 35,000 shares of Series A Preferred Stock, no par value (the Series A Preferred Stock), for $10.00 per share.  The Series A Preferred Stock is noncumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations.  The Series A Preferred Stock is generally nonvoting and cannot be converted into common stock of First Century.  First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any.  The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.  On May 4, 2007, the Company redeemed the 35,000 shares of Series A Preferred Stock at $10.00 per share.

On December 31, 2007, First Century issued 75,000 shares of Series B Preferred Stock, no par value (the Series B Preferred Stock), for $10.00 per share in a private placement.  The Series B Preferred Stock is cumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations.  The Series B Preferred Stock is generally nonvoting and cannot be converted into common stock of First Century.  First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any.  Dividends accrue on the Series B Preferred Stock at a rate per annum initially equal to the prime rate in effect on the date of issuance, adjusted semi-annually on the first date of January and the first day of July each year to be equal to the prime rate in effect on such date.  The investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of the issuance of the warrants.  The warrants have no expiration date.  Cumulative dividends in arrears at December 31, 2008 were $45,891.

In July 2008, First Century commenced a private offering of shares of our common stock to a limited number of accredited investors.   First Century anticipates using the net proceeds for working capital purposes, including the possible redemption of preferred stock.  There is no minimum number of shares which must be sold in order for us to accept subscriptions in the offering, and no assurance can be given as to whether, or on what terms we will be able to consummate the proposed offering.  As of December 31, 2008 proceeds of $3,370,006 have been received from the sale of 2,246,669 shares at $1.50 per share in the offering.  The common stock to be sold in the offering has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Dividends paid by the Bank are the primary source of funds available to the Company.  Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities.  These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings and the ratio of equity capital to total assets.

(11) Related Party Transactions

It is the Bank’s policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business.  It is also the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

In September 2008, the Bank entered into a data processing contract and master services agreement to move its processing from Fidelity Information Systems to Providence, the internal data processing system provided by First Covenant Bank,  an entity in which William R. Blanton is a principal owner.  Pursuant to the agreements, First Covenant will provide services to implement and service host system computer software which will provide the Bank with the essential banking processing and accounting functions for deposit products, loans and general ledger accounting.  The term of each contract is 12 months, with the option to renew for additional 12 month periods.  For the year ended December 31, 2008 the total paid to for these services was $78,000.

The Bank is affiliated with CINC Systems (“CINC”), a software services company.  The Bank and CINC are affiliated through common management.  The Bank has contracted with CINC to provide web and server hosting facilities.  For the year ended December 31, 2008 the total paid to CINC for these services was $10,000.

The Bank has certain mortgage loans with a carrying amount of $2,742,062 and $2,895,901 as of December 31, 2008 and 2007, respectively, which were purchased from United Americas Bank, an entity in which William R. Blanton is a principal owner.

The Bank has certain loans with a carrying amount of $1,741,760 and $0 as of December 31, 2008 and 2007, respectively, which were purchased from First Covenant Bank, an entity in which William R. Blanton is a principal owner.

The Bank sold certain loans with a carrying amount of $10,113,232 and $0 as of December 31, 2008 and 2007, respectively, to First Covenant Bank, an entity in which William R. Blanton is a principal owner.

The following summary reflects activities for related party loans:

	2008	2007

Balance, Beginning	$547,427	$604,348
New Loans	124,050	487,038
Principal Repayments	(350,137)	(543,959)

Balance, Ending	$321,340	$547,427

As of December 31, 2008 and 2007, deposit accounts for related parties totaled approximately $1,170,000 and $696,000, respectively.

(12) Employee Benefit Plan

The Company has a qualified retirement plan pursuant to Internal Revenue Code Section 401(K) covering substantially all employees subject to minimum age and service requirements.  Contribution to the plan by employees is voluntary.  The Company made no contributions to the plan in 2008 or 2007.

(13) Stock Option Plan

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value.  A total of 125,000 shares of common stock were reserved for possible issuance under this plan.  At the 2008 Annual Meeting of shareholders, the shareholders approved an amendment to increase the number of shares of our common stock authorized to be reserved for issuance under the Option Plan from 125,000 to 750,000.  Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

A summary of activity related to the stock options, for the years ended December 31, 2008 and 2007 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding, December 31, 2006	144,834	$5.66

Granted	7,500	$2.01
Exercised	—	—
Forfeited	(28,500)	$4.21

Outstanding, December 31, 2007	123,834	$5.77

Granted	421,000	$2.00
Exercised	—	—
Forfeited	(6,500)	$5.00

Outstanding, December 31, 2008	538,334	$2.78

Eligible to be Exercised, December 31, 2008	117,001	$5.58

The options outstanding and exercisable at December 31, 2008 had no aggregate intrinsic value.  At December 31, 2008, there was $272,557 of total unrecognized compensation expense related to nonvested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of 4.5 years.

(13) Stock Option Plan (Continued)

Information pertaining to options outstanding at December 31, 2008 is as follows:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable

$10.00	13,334	4.4	13,334
5.00	104,000	6.8	103,667
2.00	421,000	9.3	—

	538,334	8.3	117,001

The fair value of options granted during 2008 was $307,220.  The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table for the year ended December 31, 2008.

2008

Dividend Yield	0.00%
Risk Free Interest Rate	3.98%
Expected Life (in Years)	10
Expected Volatility	29%
Weighted average fair value per option granted	$0.77

The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant.  The expected life of options represents the period of time that options granted are expected to be outstanding.  The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

(14) Stock Warrants

On March 25, 2002, the Company issued warrants to its directors to purchase an aggregate of 199,736 shares of the Company’s common stock at an exercise price of $10.00 per share.  The warrants become exercisable in one-third annual increments beginning on the first anniversary of the issuance date, provided that throughout the period beginning on the date of the initial issuance of the warrants and ending on the particular anniversary, the warrant holder has served continuously as a director of the Company and the Bank and has attended at least 75% of the meetings of the relevant boards of directors.  Warrants which fail to vest as provided in the previous sentence will expire and no longer be exercisable.  Exercisable warrants will generally remain exercisable for the 10-year period following the date of issuance.  The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events.  As of December 31, 2008, 153,393 of these warrants remained outstanding of which all were exercisable.

In April 2007, Mr. Blanton purchased 738,008 shares of the Company’s common stock in a private placement at $2.71 per share.  The Company also issued Mr. Blanton a warrant (the “Original Warrant”) to purchase up to 738,008 shares at $2.71 per share. The Original Warrant has no expiration date and contains provisions which provide for automatic adjustments in price and shares purchasable under the Original Warrants in the event additional securities are issued below or have a conversion or exercise price below the current Original Warrant exercise price.  The Company received proceeds of approximately $2,000,000 less fees and expenses related to the sale of the shares, which was used for working capital purposes.

In September 2007, Mr. Blanton transferred a portion of the Original Warrant to purchase 184,502 shares to Silver Hill Enterprises, LP, an entity controlled by William Evans, one of the Company’s directors.

In December 2007, the Company completed a private placement of Series B Preferred Stock, no par value, for $10.00 per share, selling a total of $750,000 worth of shares.  The investors in that offering also received warrants (the “B Warrants”) to acquire 75,000 shares of common stock at an exercise price of $1.50 per share, which we believe was the fair market value of the common stock on the date of issuance of the B Warrants.  As with the Original Warrant, the B Warrants have no expiration date and contain provisions which provide for automatic adjustments in price and shares purchasable under the warrants in the event additional shares or warrants are issued below the current warrant exercise price.

As a result of the issuance of the B Warrants with an exercise price below the $2.71 exercise price, the exercise price and number of shares of common stock purchasable under the Original Warrant adjusted as follows: (a) with respect to Mr. Blanton, from 553,506 shares at $2.71 per share to 1,000,001 shares at $1.50 per share; and (b) with respect to Silver Hill Enterprises, LP, from 184,502 shares at $2.71 per share to 333,333 shares at $1.50 per share.

In June 2008, Mr. Blanton and Silver Hill Enterprises, LP transferred a portion of the Original Warrant to purchase shares to John Allen Nivens, Jr. and Richard Kramer Whitehead, III, each a director of the Company and to Homestead Investment, LLC, which is controlled by the father of Company director, William A. Bagwell, Jr.

Following the transfers and the adjustments to the Original Warrant, the following persons hold rights to purchase shares of common stock at the exercise price of $1.50 under the Original Warrant and the B Warrants:  (i) Mr. Blanton holds rights to purchase 850,254 shares; (ii) Silver Hill Enterprises, LP holds rights to purchase 283,418 shares; (iii) Mr. Nivens holds rights to purchase 69,165 shares; (iv) Mr. Whitehead holds rights to purchase 69,165 shares; and (v) Homestead Investment, LLC and Mr. Bagwell collectively hold rights to purchase 136,332 shares.

(15) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of First Century Bank’s financial instruments are detailed below.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale – Fair values for investment securities are based on quoted market prices.

Other Investments - The fair value of other investments approximates carrying value.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.

15) Fair Value of Financial Instruments (Continued)

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings – Due to their short-term nature, the fair value of FHLB advances approximates carrying amount.

Standby Letters of Credit and Unfulfilled Loan Commitments - Fair values are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not considered material.

The carrying amount and estimated fair values of the Bank’s financial instruments as of December 31 are presented hereafter:

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$2,225	$2,225	$8,349	$8,349
Investment Securities Available for Sale	11,183	11,100	8,404	8,404
Investment Securities Held to Maturity	7,178	7,130	—	—
Other Investments	427	427	403	403
Loans Held for Sale	1,864	1,864	—	—
Loans	37,944	38,437	19,305	19,476

Liabilities
Deposits	57,121	57,008	31,006	31,417
Borrowings	2,000	2,071	4,000	4,000

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

15) Fair Value of Financial Instruments (Continued)

Fair Value Hierarchy

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

•                  Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Investment Securities Available for Sale

Where quoted prices are available in an active market, investment securities are classified within level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities.  If quoted market prices are not available then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Impaired loans

SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, other real estate, and certain other assets.  These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

15) Fair Value of Financial Instruments (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2008

		Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2	Level 3

Investment Securities Available for Sale	$11,100,067	—	$11,100,067	—

The Company did not identify any liabilities that are required to be presented at fair value.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis as of December 31, 2008

		Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2	Level 3

Loans Held for Sale	$1,863,500	$1,863,500	—	—
Impaired Loans	$1,142,558	—	$1,142,558	—

(16) Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.  As a result, the Bank is prohibited from directly or indirectly accepting, renewing, or rolling over any brokered deposits, absent receiving a waiver from the FDIC.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.  The actual capital amounts and ratios for the Bank are also presented in the following table.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the Bank’s classification.  Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

(16) Regulatory Matters (Continued)

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2008

Total Capital to Risk-Weighted Assets	$3,793	9.29%	$3,265	8.00%	$4,081	10.00%
Tier I Capital to Risk-Weighted Assets	3,279	8.04	1,632	4.00	2,449	6.00
Tier I Capital to Average Assets	3,279	6.07	2,160	4.00	2,701	5.00

December 31, 2007

Total Capital to Risk-Weighted Assets	$3,770	16.62	1,814	8.00	2,268	10.00
Tier I Capital to Risk-Weighted Assets	3,487	15.38	907	4.00	1,361	6.00
Tier I Capital to Average Assets	3,487	9.41	1,482	4.00	1,853	5.00

(17) Other Operating Expenses

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

	2008	2007

Data Processing Fees	$546,596	$134,028
Advertising and Marketing	274,953	58,937
Insurance and Assessments	131,931	119,060
Office Supplies	70,231	34,881
Telephone	69,148	33,494
Postage and Courier	42,407	30,796
Other Loan Related and Repossession	206,221	76,545

(18) Financial Information of First Century Bancorp. (Parent Only)

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED BALANCE SHEETS

DECEMBER 31

	2008	2007

ASSETS

Cash and Interest-Bearing Deposits	$33,010	$25,516
Investment in Subsidiary	3,316,508	3,480,244
Other Assets	2,829	3,408

Total Assets	$3,352,347	$3,509,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$188,446	$15,480

Stockholders’ Equity	3,163,901	3,493,688

Total Liabilities and Stockholders’ Equity	$3,352,347	$3,509,168

(18) Financial Information of First Century Bancorp. (Parent Only) (Continued)

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

	2008	2007

Interest Income	$347	$1,684

Expenses
Salaries and Employee Benefits	—	24,000
Professional Fees	165,698	135,429
Other	30,373	25,767

	196,071	185,196

Loss Before Equity in Undistributed Loss of Subsidiary	(195,724)	(183,512)

Equity in Undistributed Loss of Subsidiary	(3,319,548)	(1,562,514)

Net Loss	$(3,515,272)	$(1,746,026)

(18) Financial Information of First Century Bancorp. (Parent Only) (Continued)

FIRST CENTURY BANCORP. (PARENT ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2008	2007

Cash Flows from Operating Activities
Net Loss	$(3,515,272)	$(1,746,026)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Equity in Undistributed Loss of Subsidiary	3,319,548	1,562,514
Stock Compensation Expense	—	24,000
Change In
Other Assets	581	1,680
Other Liabilities	172,966	—

	(22,177)	(157,832)

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(3,200,002)	(2,050,000)

Cash Flows from Financing Activities
Exercise of Stock Options and Warrants	—	2,002,002
Proceeds from Issuance of Common Stock	3,370,006	750,000
Proceeds from Redemption of Preferred Stock	—	(350,000)
Payments of Stock Issuance Costs	(140,333)	(169,045)

	3,229,673	2,232,957

Net Decrease in Cash	7,494	25,125

Cash and Interest-Bearing Deposits, Beginning	25,516	391

Cash and Interest-Bearing Deposits, Ending	$33,010	$25,516

(19) Subsequent Events

During 2009, the Company has received $790,000 from accredited investors in connection with the private offering of the Company’s common stock.

During 2009, the Company increased its borrowing capacity with the FHLB and Federal Reserve Bank as additional sources of liquidity.  As of March 31, 2009, the borrowing capacity with the FHLB was $12,580,000 of which $10,555,000 is available.  Borrowing capacity through the Federal Reserve Bank’s discount window was $21,855,000 of which $17,156,000 was available as of March 25, 2009.